Exhibit 99.1

NEWS RELEASE

Foundation Medicine and Roche Complete Strategic Transaction to Advance

Molecular Information and Precision Medicine in Oncology

—Transaction Closing Results in $250M in Gross Proceeds for Foundation Medicine and Commences R&D and Commercial Agreements with Roche—

—Roche Gains Minority Board Representation and Becomes Majority Shareholder in Foundation Medicine—

CAMBRIDGE, Mass. –April 7, 2015 – Foundation Medicine, Inc. (NASDAQ:FMI) today announced the closing of its strategic transaction with Roche. This transaction included the purchase by Roche of approximately 15.6 million shares of common stock by means of a tender offer from Foundation Medicine stockholders at a price of $50 per share. Concurrently, Roche also purchased an additional 5 million newly issued shares directly from the company at the same price per share for gross proceeds to Foundation Medicine of $250 million. As a result of these two related transactions, Roche is a majority shareholder in Foundation Medicine. Foundation Medicine will maintain its operational independence with Roche having minority representation on Foundation Medicine’s Board of Directors.

As part of the closing, the previously announced research and development and commercial collaborations between the parties became effective. Pursuant to these collaborations, Foundation Medicine and Roche will partner on multiple programs to develop products and services, to distribute Foundation Medicine products and services outside the United States, and to increase awareness of comprehensive genomic profiling in the United States.

“Molecular information is playing an ever-increasing role in the treatment and management of cancer,” said Daniel O’Day, chief operating officer, Roche Pharmaceuticals Division. “We believe that Roche, in collaboration with Foundation Medicine, has a unique opportunity to optimize the development of and access to novel treatment options for cancer patients and to advance personalized healthcare in oncology.”

The strategic collaboration includes a broad R&D collaboration with the potential for more than $150 million in funding by Roche to accelerate Foundation Medicine’s product development initiatives and to support enhanced and expanded clinical trial activities based on molecular information. The collaboration also expands commercialization efforts outside the United States through the distribution by Roche of Foundation Medicine’s current and future co-developed products under the Foundation Medicine brand. Additionally, in the U.S., Roche will support Foundation Medicine by engaging its medical education team in providing non-branded information about comprehensive genomic profiling to pathologists.

“Today marks an important milestone in the ongoing growth of Foundation Medicine as we continue our efforts to build our company, create value for shareholders, and, importantly, improve the outlook for those impacted by cancer,” said Michael Pellini, M.D., chief executive officer and director, Foundation Medicine. “With this transaction closed and our balance sheet strengthened, we’re eager to begin working with Roche to advance research and innovation, accelerate new product development and expand our commercialization efforts, all with the common goal of driving a transformation in cancer care.”

Dr. Pellini will continue to lead the Company, along with Foundation Medicine’s current management team. In conjunction with the closing of the transaction and as previously announced, Foundation Medicine’s newly constituted board of directors now includes Daniel O’Day, Roche Pharmaceuticals Division, chief operating officer and member of the Roche corporate executive committee, Sandra J. Horning, M.D., global head, product development and chief medical officer for Roche/Genentech, and Michael D. Varney, Ph.D., head, Genentech Research and Early Development. These new directors join continuing Foundation Medicine directors Dr. Pellini, Alexis Borisy, Evan Jones, David Schenkein, M.D., and Krishna Yeshwant, M.D. Mr. Borisy will continue as the chairman of the board of directors.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOne® for solid tumors and FoundationOne® Heme for hematologic malignancies and sarcomas, provide a comprehensive genomic profile to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements for Foundation Medicine

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the operational independence of Foundation Medicine, the ability of research and development and commercial collaborations between Foundation Medicine and Roche to achieve certain goals, and the amount of funding that may be received by Foundation Medicine from Roche in support of product and service development activities. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include uncertainties as to the performance of the collaboration between Foundation Medicine and Roche; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Media Contact:

Dan Budwick, Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com

Investor Contact:

Susan Hager

508-298-9041

shager@foundationmedicine.com

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